EXHIBIT 10.11

RED HAT, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT is made and entered into on the 27th day of June, 2001, by and between RED HAT, INC., a Delaware corporation (the “Company”), and Matthew J. Szulik (the “Employee”).

1. Discounted Sale. Subject to the restrictions and conditions set forth in this Agreement, the Company hereby agrees to sell to the Employee, not in lieu of salary or other compensation, one million (1,000,000) shares of the Company’s Common Stock at the price of $0.50 per share (the “Restricted Shares”), upon Employee’s delivery to the Company of a check in the amount of the total purchase price for the Restricted Shares. Employee hereby agrees with the restrictions and conditions set forth in this Agreement.

2. Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of voluntarily, by operation of law, pursuant to a court decree or legal process (including without limitation any interspousal transfer by court decree or order in connection with an equitable distribution of marital assets) or otherwise to the extent the Restricted Shares are then subject to forfeiture and the Company’s right to repurchase the Restricted Shares to the Company upon the occurrence of certain events pursuant to paragraph 3 below (the “Forfeiture Restrictions”).

3. Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse with respect to the Restricted Shares in accordance with the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date and no other event of forfeiture has occurred:

Lapse Date	Number of Restricted Shares as to which Forfeiture Restrictions Lapse
September 27, 2001	125,000
December 27, 2001	125,000
March 27, 2002	125,000
June 27, 2002	125,000
September 27, 2002	125,000
December 27, 2002	125,000
March 27, 2003	125,000
June 27, 2003	125,000

In the event the Employee voluntarily elects to terminate employment with the Company, the Company shall have the right to repurchase from the Employee all such Restricted Shares at their sale price of $0.50 per share to the extent such shares are then subject to the Forfeiture Restrictions; provided, however, any such repurchase shall not take place sooner than thirty (30) days following Employee’s last day of employment with the Company, during which thirty-day period Employee’s exercise rights shall continue. The rights set forth in Section 1, and as limited by Sections 2 and 3, are cumulative and may be exercised only before the earlier of (a) the date which is ten (10) years from the date of this Agreement or (b) the date which is 120 days following Employee’s last date of employment with the Company.

4. Certificates. Upon payment of the purchase price, a certificate evidencing the Restricted Shares shall be issued by the Company in the Employee’s name, and the Employee shall have voting rights and shall be entitled to receive all dividends paid with respect to the Restricted Shares unless and until the Restricted Shares are repurchased pursuant to the provisions of this Agreement. The certificate shall bear a legend evidencing the Forfeiture Restrictions, if any, remaining in effect. The Company shall cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until a forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement, and the Employee shall deliver to the Company a stock power relating to the Restricted Shares in the form attached hereto as Exhibit A. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of the Employee for the shares as to which the Forfeiture Restrictions have lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.

5. Withholding of Tax. To the extent that the sale of the Restricted Shares or the lapse of the Forfeiture Restrictions results in income to the Employee for federal, state or local income or employment tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if the Employee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Employee any tax required to be withheld by reason of such income.

6. Status of Restricted Shares. The Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.

7. No Right to Employment. This Agreement shall not confer upon the Employee any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of the Employee.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

9. Multiple Originals. This Agreement is executed in multiple originals, one of which is being retained by each of the parties hereto and each of which shall be deemed an original hereof.

10. Governing Law. The Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set the Participant’s hand and seal, all as of the day and year first above written.

RED HAT, INC.

By:
Kevin B. Thompson, Executive Vice President and CFO

[SEAL]
Matthew J. Szulik